                              FOUR WINDS APARTMENTS
                                 8000 PERRY ROAD
                              OVERLAND PARK, KANSAS

                                 MARKET VALUE -
                               FEE SIMPLE ESTATE

                                AS OF MAY 8, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                     [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                                   [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                    JULY 9, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE: FOUR WINDS APARTMENTS
    8000 PERRY ROAD
    OVERLAND PARK, JOHNSON COUNTY, KANSAS

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 350 units with a total of 312,094 square feet of rentable area. The improvements were built in 1986. The improvements are situated on 24.4711 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 92% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 8, 2003 is:

                                     ($16,500,000)

                             Respectfully submitted,
                             AMERICAN APPRAISAL ASSOCIATES, INC.

                             -s- Frank Fehribach
July 9, 2003                 Frank Fehribach, MAI
#053272                      Managing Principal, Real Estate Group
                             Texas State Certified General Real Estate Appraiser
                             #TX-1323954-G

Report By:
Kim Cook

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary ........................................................     4
Introduction .............................................................     9
Area Analysis ............................................................    11
Market Analysis ..........................................................    14
Site Analysis ............................................................    16
Improvement Analysis .....................................................    16
Highest and Best Use .....................................................    17

                                    VALUATION

Valuation Procedure ......................................................    18
Sales Comparison Approach ................................................    20
Income Capitalization Approach ...........................................    26
Reconciliation and Conclusion ............................................    38

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables
Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

                               EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                   Four Winds Apartments
LOCATION:                        8000 Perry Road
                                 Overland Park, Kansas

INTENDED USE OF ASSIGNMENT:      Court Settlement
PURPOSE OF APPRAISAL:            "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:              Fee simple estate

DATE OF VALUE:                   May 8, 2003
DATE OF REPORT:                  July 9, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:

  Size:                          24.4711 acres, or 1,065,961 square feet
  Assessor Parcel No.:           NP21100000 0002; (Assessed Value)
  Floodplain:                    Community Panel No. 2001740202F (June 17, 2002)
                                 Flood Zone X, an area outside the floodplain.


  Zoning:                        RP-3 (Residential Planned Development District)

BUILDING:

  No. of Units:                  350 Units
  Total NRA:                     312,094 Square Feet
  Average Unit Size:             892 Square Feet
  Apartment Density:             14.3 units per acre
  Year Built:                    1986

UNIT MIX AND MARKET RENT:

                        GROSS RENTAL INCOME PROJECTION
--------------------------------------------------------------
                Square     Market Rent     Monthly    Annual
  Unit Type      Feet   Per Unit  Per SF   Income     Income
--------------------------------------------------------------
1Br/1Ba - 1A10   720      $590     $0.82  $ 24,780  $  297,360
1Br/1Ba - 1B10   740      $560     $0.76  $ 11,200  $  134,400
1Br/1Ba - 1C10   760      $600     $0.79  $ 56,400  $  676,800
1Br/1Ba - 1D10   792      $600     $0.76  $  3,600  $   43,200
1Br/1Ba - 1E10   800      $699     $0.87  $ 15,378  $  184,536
2Br/1Ba - 2A10   969      $700     $0.72  $ 49,000  $  588,000
                                          --------  ----------
                                  Total   $233,358  $2,800,296
                                  ============================

OCCUPANCY:                       92%
ECONOMIC LIFE:                   45 Years
EFFECTIVE AGE:                   17 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

REMAINING ECONOMIC LIFE:         28 Years

SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

[ENTRANCE TO SUBJECT AND VIEW OF 81ST STREET FACING EAST PICTURE]      [EXTERIOR - TYPICAL THREE-STORY BUILDING PICTURE]

                                    AREA MAP

                                   [AREA MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:

As Vacant:                       Hold for future multi-family development
As Improved:                     Continuation as its current use

METHOD OF VALUATION:             In this instance, the Sales Comparison and
                                 Income Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION                    Amount              $/Unit
Potential Rental Income                  $ 2,800,296         $8,001
Effective Gross Income                   $ 2,786,271         $7,961
Operating Expenses                       $ 1,206,814         $3,448          43.3% of EGI
Net Operating Income:                    $ 1,491,957         $4,263

Capitalization Rate                             9.00%
DIRECT CAPITALIZATION VALUE              $16,500,000 *       $47,143 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                              10 years
2002 Economic Vacancy                              9%
Stabilized Vacancy & Collection Loss:            8.5%
Lease-up / Stabilization Period                  N/A
Terminal Capitalization Rate                   10.00%
Discount Rate                                  11.00%
Selling Costs                                   2.00%
Growth Rates:
  Income                                       2.50%
  Expenses:                                    2.50%
DISCOUNTED CASH FLOW VALUE               $16,500,000 *       $47,143 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE   $16,500,000         $47,143 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)     $51,121 to $69,324
  Range of Sales $/Unit (Adjusted)       $44,855 to $50,468
VALUE INDICATION - PRICE PER UNIT        $16,600,000 *       $47,429 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales     6.49 to 7.33
  Selected EGIM for Subject                     6.00
  Subject's Projected EGI                $ 2,786,271
EGIM ANALYSIS CONCLUSION                 $16,600,000 *       $47,429 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION         $16,600,000 *       $47,429 / UNIT

RECONCILED SALES COMPARISON VALUE        $16,600,000         $47,429 / UNIT

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                         $16,600,000
  NOI Per Unit                           $16,600,000
  EGIM Multiplier                        $16,600,000
INDICATED VALUE BY SALES COMPARISON      $16,600,000         $47,429 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:          $16,500,000
  Discounted Cash Flow Method:           $16,500,000
INDICATED VALUE BY THE INCOME APPROACH   $16,500,000         $47,143 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:     $16,500,000         $47,143 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 8000 Perry Road, Overland Park, Johnson County, Kansas. Overland Park identifies it as NP21100000 0002.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Kim Cook on May 8, 2003. Frank Fehribach, MAI has not made a personal inspection of the subject property. Kim Cook performed the research, valuation analysis and wrote the report. Frank Fehribach, MAI reviewed the report and concurs with the value. Frank Fehribach, MAI and Kim Cook have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 8, 2003. The date of the report is July 9, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

   MARKETING PERIOD:             6 to 12 months
   EXPOSURE PERIOD:              6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Century Properties Growth Fund XXII. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Overland Park, Kansas. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East  - US 169/Metcalf Avenue
West  - Interstate 35
South  - West 87th Street
North  - West 75th Street

MAJOR EMPLOYERS

Major employers in the subject's area include Sprint Corporation (21,173 employees), Applebees International (2,200 employees), Yellow Corporation (1,500 employees), and JC Penney Catalog Logistics Center (1,500 employees). The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS



                            NEIGHBORHOOD DEMOGRAPHICS
--------------------------------------------------------------------------------
                                              AREA
CATEGORY                     1-MI. RADIUS  3-MI. RADIUS  5-MI. RADIUS     MSA
--------------------------------------------------------------------------------
POPULATION TRENDS
Current Population              11,489       107,149        232,047    1,807,569
5-Year Population               11,522       106,201        232,808    1,892,507
% Change CY-5Y                     0.3%         -0.9%           0.3%         4.7%
Annual Change CY-5Y                0.1%         -0.2%           0.1%         0.9%

HOUSEHOLDS
Current Households               5,172        46,227         99,220      709,949
5-Year Projected Households      5,232        46,604        101,430      750,540
% Change CY - 5Y                   1.2%          0.8%           2.2%         5.7%
Annual Change CY-5Y                0.2%          0.2%           0.4%         1.1%

INCOME TRENDS
Median Household Income        $45,469      $ 58,244       $ 65,788    $  49,518
Per Capita Income              $23,135      $ 27,576       $ 30,666    $  24,363
Average Household Income       $51,889      $ 63,908       $ 71,765    $  62,029

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS
--------------------------------------------------------------------------------
                                                 AREA
CATEGORY                     1-MI. RADIUS  3-MI. RADIUS  5-MI. RADIUS   MSA
--------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting         63.19%        36.61%        30.83%     29.10%
5-Year Projected % Renting      58.38%        34.84%        29.50%     28.33%

% of Households Owning          30.33%        58.03%        64.23%     62.84%
5-Year Projected % Owning       34.84%        59.74%        65.54%     64.03%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North - Drainage ditch and retail development
South - Aspen Lodge Apartments and single-family residential
East - Large vacant site under development with a luxury apartment complex West - Four Winds retail center, Wellesley Inn and Suites, good quality office-warehouse

CONCLUSIONS

The subject is well located within the city of Overland Park. The neighborhood is characterized as being mostly suburban in nature and is currently in the growth stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

                                 MARKET ANALYSIS

The subject property is located in the city of Overland Park in Johnson County. The overall pace of development in the subject's market is more or less stable. REIS reports that 56 completions are scheduled for 2004, 92 in 2005, 99, 2006 and 107 units in 2007. The following table illustrates historical vacancy rates for the subject's market.

              HISTORICAL VACANCY RATE
---------------------------------------------------
Period                       Region       Submarket
---------------------------------------------------
1st Quarter 2003               8.0%         8.1%
4th Quarter 2002               7.1%         6.8%
Average Per Ending 12/31/02    6.2%         5.8%

Source: REIS, Subtrend Futures, Kansas City Apartment, Overland Park North, 1st Quarter 2003

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has equated the overall market.

Market rents in the subject's market have been following a stable trend. The following table illustrates historical rental rates for the subject's market.

                HISTORICAL AVERAGE RENT
--------------------------------------------------
Period       Region  % Change  Submarket  % Change
--------------------------------------------------
1st Q 2003     NA       NA        $644         -
1st Q 2002     NA       NA        $676       5.0%
1st Q 2001     NA       NA        $652      -3.6%
1st Q 2002     NA       NA        $671       2.9%

Source: REIS, Subtrend Futures, Kansas City Apartment, Overland Park North, 1st Quarter 2003

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

                                 COMPETITIVE PROPERTIES
---------------------------------------------------------------------------------------------
  No.            Property Name          Units  Ocpy.  Year Built      Proximity to subject
---------------------------------------------------------------------------------------------
R-1      Aspen Lodge                     307    99%      1987     Across street from subject
R-2      Chesapeake Estates Apartments   568    91%      1987     5 miles SW of the subject
R-3      Rosehill Pointe Apartments      500    95%      1987     2.5 miles SW of the subject
R-4      Cedar Crest Apartments          466    90%      1987     3.5 miles SE of the subject
R-5
Subject  Four Winds Apartments           350    92%      1986

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

                              PROPERTY DESCRIPTION

SITE ANALYSIS

  Site Area                      24.4711 acres, or 1,065,961 square feet
  Shape                          Irregular
  Topography                     Rolling
  Utilities                      All necessary utilities are available to the
                                 site.
  Soil Conditions                Stable
  Easements Affecting Site       None other than typical utility easements
  Overall Site Appeal            Good
  Flood Zone:
    Community Panel              2001740202F, dated June 17, 2002
    Flood Zone                   Zone X
  Zoning                         RP-3, the subject improvements represent a
                                 legal conforming use of the site.

REAL ESTATE TAXES

                       ASSESSED VALUE - 2002
                 ---------------------------------  TAX RATE /  PROPERTY
 PARCEL NUMBER     LAND      BUILDING     TOTAL     MILL RATE    TAXES
NP21100000
0002; (Assessed  $145,140   $1,843,716  $1,988,856  0.08178     $162,656
   Value)

IMPROVEMENT ANALYSIS

  Year Built                     1986
  Number of Units                350
  Net Rentable Area              312,094 Square Feet
  Construction:
    Foundation                   Reinforced concrete slab
    Frame                        Heavy or light wood
    Exterior Walls               Wood or vinyl siding
    Roof                         Composition shingle over a wood truss structure
  Project Amenities              Amenities at the subject include a swimming
                                 pool, spa/jacuzzi, basketball court, tennis court, gym room, meeting hall, laundry room, business office, and parking area.

  Unit Amenities                 Individual unit amenities include a garage,
                                 balcony, fireplace, cable TV connection,and washer dryer

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

                                 connection. Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage disposal, and oven.

Unit Mix:

                                 Unit Area
Unit Type       Number of Units  (Sq. Ft.)
1Br/1Ba - 1A10       42            720
1Br/1Ba - 1B10       20            740
1Br/1Ba - 1C10       94            760
1Br/1Ba - 1D10       6             792
1Br/1Ba - 1E10       22            800
2Br/1Ba - 2A10       70            969

Overall Condition                Average
Effective Age                    17 years
Economic Life                    45 years
Remaining Economic Life          28 years
Deferred Maintenance             The deferred maintenance at the subject
                                 property was estimated for a total
                                 amount of $75,000.

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1986 and consist of a 350-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                              COMPARABLE                     COMPARABLE
         DESCRIPTION                   SUBJECT                  I - 1                          I - 2
Property Name                   Four Winds Apartments  Nieman Square                 Casa de Fuentes

LOCATION:
Address                         8000 Perry Road        11115 West 64th Terrace       11700 Stearns
City, State                     Overland Park, Kansas  Shawnee, KS                   Overland Park, KS
County                          Johnson                Johnson County                Johnson County
PHYSICAL CHARATERISTICS:
Net Rentable Area (SF)          312,094                114,359                       241,384
Year Built                      1986                   1986                          1986
Number of Units                 350                    152                           288
Unit Mix:                       Type            Total   Type    Total                 Type    Total
                                1Br/1Ba - 1A10   42    1Br/1Ba   98                  1Br/1Ba   NA
                                1Br/1Ba - 1B10   20    2Br/1Ba   27                  2Br/2Ba   NA
                                1Br/1Ba - 1C10   94    2Br/2Ba   27
                                1Br/1Ba - 1D10    6
                                1Br/1Ba - 1E10   22
                                2Br/1Ba - 2A10   70
                                2Br/2Ba - 2A20   76
                                3Br/2Ba - 3A20   20

Average Unit Size (SF)          892                    752                           838
Land Area (Acre)                24.4711                8.5500                        30.1400
Density (Units/Acre)            14.3                   17.8                          9.6
Parking Ratio (Spaces/Unit)     1.86                   1.99                          1.99
Parking Type (Gr., Cov., etc.)  Open                   177 Open, 126 Covered         500 Open, 72 Covered
CONDITION:                      Average                Average                       Good
APPEAL:                         Average                Average                       Good
AMENITIES:
Pool/Spa                        Yes/Yes                Yes/Yes                       Yes/Yes
Gym Room                        Yes                    Yes                           Yes
Laundry Room                    Yes                    Yes                           Yes
Secured Parking                 No                     No                            No
Sport Courts                    Yes                    Yes                           Yes
Washer/Dryer Connection         Yes (in 2&3 Br units)  Yes                           Yes
OCCUPANCY:                      92%                    91%                           89%
TRANSACTION DATA:
Sale Date                                              August, 2002                  July, 2002
Sale Price ($)                                         $7,770,350                    $14,900,000
Grantor                                                Five States Associates, LP    WXI/SPN Real Estate LP

Grantee                                                Cashill, Spalding             Coolidge-CLK Casa de
                                                                                     Fuentes, LLC
Sale Documentation                                     Document 216225               Document 212107
Verification                                           Broker                        Broker
Telephone Number
ESTIMATED PRO-FORMA:                                    Total $    $/Unit   $/SF       Total $   $/Unit   $/SF
Potential Gross Income                                 $1,249,988  $8,224  $10.93    $2,438,255  $8,466  $10.10
Vacancy/Credit Loss                                    $  131,014  $  862  $ 1.15    $  260,414  $  904  $ 1.08
Effective Gross Income                                 $1,118,974  $7,362  $ 9.78    $2,177,841  $7,562  $ 9.02
Operating Expenses                                     $  480,364  $3,160  $ 4.20    $1,031,690  $3,582  $ 4.27
Net Operating Income                                   $  638,610  $4,201  $ 5.58    $1,146,151  $3,980  $ 4.75
NOTES:                                                 Sale price includes $170,350  The grantee also purchased
                                                       for repair of siding and      Aspen Lodge, Improved
                                                       paving                        Comparable I-3.

PRICE PER UNIT                                                 $51,121                        $51,736
PRICE PER SQUARE FOOT                                          $ 67.95                        $ 61.73
EXPENSE RATIO                                                     42.9%                          47.4%
EGIM                                                              6.94                           6.84
OVERALL CAP RATE                                                  8.22%                          7.69%
Cap Rate based on Pro Forma or Actual Income?                  ACTUAL                          ACTUAL
                                     COMPARABLE                     COMPARABLE                   COMPARABLE
         DESCRIPTION                   I - 3                          I - 4                        I - 5
Property Name                   Aspen Lodge                 Corinth Place Apartments     Concorde Bridge Townhomes
                                                                                         (now Sheridan Bridge)
LOCATION:
Address                         8100 Perry Road             3815 Somerset Drive          8403 Carter Street
City, State                     Overland Park, KS           Prairie Village, KS          Overland Park, KS
County                          Johnson County              Johnson County               Johnson County
PHYSICAL CHARATERISTICS:
Net Rentable Area (SF)          277,054                     75,280                       403,196
Year Built                      1987                        1986                         1971
Number of Units                 307                         76                           248
Unit Mix:                        Type    Total               Type     Total               Type    Total
                                1Br/1Ba   NA                1Br/Ba     NA                1Br/Ba    NA
                                1Br/1Ba   NA                2Br/2Ba    NA                2Br/2Ba   NA
                                2Br/1Ba   NA
                                2Br/2Ba   NA
                                3Br/2Ba   NA




Average Unit Size (SF)          902                         991                          1,626
Land Area (Acre)                33.5000                     6.9000                       25.8900
Density (Units/Acre)            9.2                         11.0                         9.6
Parking Ratio (Spaces/Unit)     1.49                        NA                           1.99
Parking Type (Gr., Cov., etc.)  304 Open, 154 Covered       Open                         375 Open, 119 Covered
CONDITION:                      Average                     Average                      Average
APPEAL:                         Average                     Average                      Average
AMENITIES:
Pool/Spa                        Yes/Yes                     Yes/No                       Yes/Yes
Gym Room                        Yes                         Yes                          Yes
Laundry Room                    Yes                         Yes                          Yes
Secured Parking                 No                          No                           No
Sport Courts                    Yes                         Yes                          No
Washer/Dryer Connection         Yes                         Yes                          Yes
OCCUPANCY:                      90%                         97%                          94%
TRANSACTION DATA:
Sale Date                       July, 2002                  May, 2001                    January, 2001
Sale Price ($)                  $16,850,000                 $5,268,658                   $16,801,300
Grantor                         WXI/SPN Real Estate LP      Highwoods Realty Limited     Capreit Concorde Bridge
                                                            Partnership                  Limited Partnership
Grantee                         Coolidge-CLK Aspen, LLC     TVO Corinth Place, LLC       Sheridan Ridge LLC

Sale Documentation              Document 212108             Document 190389              Document 184907
Verification                    Broker                      Broker                       Confidential
Telephone Number
ESTIMATED PRO-FORMA:              Total $   $/Unit  $/SF    Total $   $/Unit  $/SF         Total $    $/Unit  $/SF
Potential Gross Income          $2,713,792  $8,840  $9.80   $737,573  $9,705  $9.80      $        0  $     0  $0.00
Vacancy/Credit Loss             $  218,105  $  710  $0.79   $ 18,520  $  244  $0.25      $        0  $     0  $0.00
Effective Gross Income          $2,495,687  $8,129  $9.01   $719,053  $9,461  $9.55      $2,589,305  $10,441  $6.42
Operating Expenses              $1,122,740  $3,657  $4.05   $240,912  $3,170  $3.20      $  829,237  $ 3,344  $2.06
Net Operating Income            $1,372,947  $4,472  $4.96   $478,141  $6,291  $6.35      $1,760,068  $ 7,097  $4.37
NOTES:                          The grantee also purchased  This property was purchased  The sale price includes
                                Casa de Fuentes, Improved   as part of a bulk sale. The  $1,201,300 in deferred
                                Comparable I-2.             sale price was allocated     maintenance and renovation.
                                                            based on appraisals
PRICE PER UNIT                            $54,886                        $69,324                  $67,747
PRICE PER SQUARE FOOT                     $ 60.82                         $69.99                  $ 41.67
EXPENSE RATIO                                45.0%                          33.5%                    32.0%
EGIM                                         6.75                           7.33                     6.49
OVERALL CAP RATE                             8.15%                          9.08%                   10.48%
Cap Rate based on Pro Forma or
Actual Income?                              ACTUAL                          ACTUAL                 PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

                               IMPROVED SALES MAP

                              [IMPROVED SALES MAP]
IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $51,121 to $69,324 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $44,855 to $50,468 per unit with a mean or average adjusted price of $47,825 per unit. The median adjusted price is $47,586 per unit. Based on the following analysis, we have concluded to a value of $47,500 per unit, which results in an "as is" value of $16,600,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

SALES ADJUSTMENT GRID

                                                                  COMPARABLE               COMPARABLE
            DESCRIPTION                     SUBJECT                 I - 1                    I - 2
--------------------------------------------------------------------------------------------------------------
Property Name                        Four Winds Apartments  Nieman Square            Casa de Fuentes

Address                              8000 Perry Road        11115 West 64th Terrace  11700 Stearns
City                                 Overland Park, Kansas  Shawnee, KS              Overland Park, KS
Sale Date                                                   August, 2002             July, 2002
Sale Price ($)                                              $7,770,350               $14,900,000
Net Rentable Area (SF)               312,094                114,359                  241,384
Number of Units                      350                    152                      288
Price Per Unit                                              $51,121                  $51,736
Year Built                           1986                   1986                     1986
Land Area (Acre)                     24.4711                8.5500                   30.1400
VALUE ADJUSTMENTS                    DESCRIPTION            DESCRIPTION        ADJ.  DESCRIPTION        ADJ.
Property Rights Conveyed             Fee Simple Estate      Fee Simple Estate    0%  Fee Simple Estate    0%
Financing                                                   Cash To Seller       0%  Cash To Seller       0%
Conditions of Sale                                          Arm's Length         0%  Arm's Length         0%
Date of Sale (Time)                                         08-2002              2%  07-2002              2%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                 $52,143                  $52,771
Location                                                    Comparable           0%  Comparable           0%
Number of Units                      350                    152                -10%  288                 -5%
Quality / Appeal                     Average                Comparable           0%  Superior           -10%
Age / Condition                      1986                   1986 / Average       0%  1986 / Good          0%
Occupancy at Sale                    92%                    91%                  0%  89%                  0%
Amenities                            Fair                   Comparable           0%  Comparable           0%
Average Unit Size (SF)               892                    752                  5%  838                  0%
PHYSICAL ADJUSTMENT                                                             -5%                     -15%
FINAL ADJUSTED VALUE ($/UNIT)                                       $49,536                  $44,855
                                            COMPARABLE                      COMPARABLE          COMPARABLE
            DESCRIPTION                       I - 3                 I - 4                         I - 5
-------------------------------------------------------------------------------------------------------------------
Property Name                         Aspen Lodge               Corinth Place Apartments  Concorde Bridge Townhomes
                                                                                          (now Sheridan Bridge)
Address                               8100 Perry Road           3815 Somerset Drive       8403 Carter Street
City                                  Overland Park, KS         Prairie Village, KS       Overland Park, KS
Sale Date                             July, 2002                May, 2001                 January, 2001
Sale Price ($)                        $16,850,000               $5,268,658                $16,801,300
Net Rentable Area (SF)                277,054                   75,280                    403,196
Number of Units                       307                       76                        248
Price Per Unit                        $54,886                   $69,324                   $67,747
Year Built                            1987                      1986                      1971
Land Area (Acre)                      33.5000                   6.9000                    25.8900
VALUE ADJUSTMENTS                     DESCRIPTION        ADJ.   DESCRIPTION        ADJ.   DESCRIPTION        ADJ.
Property Rights Conveyed              Fee Simple Estate    0%   Fee Simple Estate    0%   Fee Simple Estate    0%
Financing                             Cash To Seller       0%   Cash To Seller       0%   Cash To Seller       0%
Conditions of Sale                    Arm's Length         0%   Arm's Length         0%   Arm's Length         0%
Date of Sale (Time)                   07-2002              2%   05-2001              4%   01-2001              6%
VALUE AFTER TRANS. ADJUST. ($/UNIT)           $55,984                   $72,097                   $71,812
Location                              Comparable           0%   Comparable           0%   Comparable           0%
Number of Units                       307                  0%   76                 -15%   248                 -5%
Quality / Appeal                      Comparable           0%   Superior           -10%   Comparable           0%
Age / Condition                       1987 / Average       0%   1986 / Average       0%   1971 / Average       5%
Occupancy at Sale                     90%                  0%   97%                  0%   94%                  0%
Amenities                             Superior           -15%   Comparable           0%   Comparable           0%
Average Unit Size (SF)                902                0%     991                 -5%   1,626              -35%
PHYSICAL ADJUSTMENT                                      -15%                      -30%                      -35%
FINAL ADJUSTED VALUE ($/UNIT)                 $47,586                   $50,468                   $46,678

SUMMARY

VALUE RANGE (PER UNIT)               $44,855  TO  $    50,468
MEAN (PER UNIT)                      $47,825
MEDIAN (PER UNIT)                    $47,586
VALUE CONCLUSION (PER UNIT)          $47,500

VALUE OF IMPROVEMENT & MAIN SITE                  $16,625,000
DEFERRED MAINTENANCE                                 -$75,000
VALUE INDICATED BY SALES COMPARISON APPROACH      $16,550,000
ROUNDED                                           $16,600,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

                                  NOI PER UNIT COMPARISON
--------------------------------------------------------------------------------------------------
                        SALE PRICE              NOI/        SUBJECT NOI
COMPARABLE  NO. OF      -----------           --------------------------  ADJUSTMENT  INDICATED
    NO.     UNITS       PRICE/UNIT    OAR      NOI/UNIT   SUBJ. NOI/UNIT    FACTOR    VALUE/UNIT
--------------------------------------------------------------------------------------------------
I-1         152         $7,770,350   8.22%    $  638,610    $1,491,957      1.015      $    51,867
                        $   51,121            $    4,201    $    4,263
I-2         288         $14,900,000  7.69%    $1,146,151    $1,491,957      1.071      $    55,416
                        $    51,736           $    3,980    $    4,263
I-3         307         $16,850,000  8.15%    $1,372,947    $1,491,957      0.953      $    52,316
                        $    54,886           $    4,472    $    4,263
I-4         76          $ 5,268,658   9.08%   $  478,141    $1,491,957      0.678      $    46,971
                        $   69,324            $    6,291    $    4,263
I-5         248         $16,801,300  10.48%   $1,760,068    $1,491,957      0.601      $    40,691
                        $    67,747           $    7,097    $    4,263
                  PRICE/UNIT                  VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT
--------------------------------------------------------------------------------------------------
  Low         High        Average      Median Estimated Price Per Unit                 $    47,500
                                                                                       -----------
                                              Number of Units                                  350
$40,691     $55,416     $49,452      $51,867
                                              Value                                    $16,625,000
                                              Deferred Maintenance                        -$75,000
                                                                                       -----------
                                              Value Based on NOI Analysis              $16,550,000
                                                                   Rounded             $16,600,000

The adjusted sales indicate a range of value between $40,691 and $55,416 per unit, with an average of $49,452 per unit. Based on the subject's competitive position within the improved sales, a value of $47,500 per unit is estimated. This indicates an "as is" market value of $16,600,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

                         EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON
-----------------------------------------------------------------------------------------------
COMPARABLE  NO. OF  SALE PRICE   EFFECTIVE      OPERATING             SUBJECT
NO.         UNITS   PRICE/UNIT   GROSS INCOME    EXPENSE     OER    PROJECTED OER      EGIM
-----------------------------------------------------------------------------------------------
   I-1       152    $ 7,770,350   $1,118,974   $  480,364   42.93%                         6.94
                    $   51,121
   I-2       288    $14,900,000   $2,177,841   $1,031,690   47.37%                         6.84
                    $    51,736
   I-3       307    $16,850,000   $2,495,687   $1,122,740   44.99%     43.31%              6.75
                    $    54,886
   I-4        76    $ 5,268,658   $  719,053   $  240,912   33.50%                         7.33
                    $    69,324
   I-5       248    $16,801,300   $2,589,305   $  829,237   32.03%                         6.49
                    $    67,747
                    EGIM                       VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES
Low         High    Average      Median        Estimate EGIM                               6.00
                                               Subject EGI                          $ 2,786,271
6.49        7.33    6.87         6.84
                                               Value                                $16,717,625
                                               Deferred Maintenance                    -$75,000
                                               Value Based on EGIM Analysis         $16,642,625
                                                                    Rounded         $16,600,000
                                                               Value Per Unit       $    47,429

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 43.31% before reserves. The comparable sales indicate a range of expense ratios from 32.03% to 47.37%, while their EGIMs range from 6.49 to 7.33. Overall, we conclude to an EGIM of 6.00, which results in an "as is" value estimate in the EGIM Analysis of $16,600,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $16,600,000.

          Price Per Unit                   $16,600,000
          NOI Per Unit                     $16,600,000
          EGIM Analysis                    $16,600,000

          Sales Comparison Conclusion      $16,600,000

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH PAGE 26
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

SUMMARY OF ACTUAL AVERAGE RENTS

                 Unit Area   Average
Unit Type       (Sq. Ft.)   Per Unit  Per SF  %Occupied
1Br/1Ba - 1A10     720        $592    $0.82      95.3%
1Br/1Ba - 1B10     740        $561    $0.76      77.8%
1Br/1Ba - 1C10     760        $606    $0.80      91.6%
1Br/1Ba - 1D10     792        $582    $0.73     100.0%
1Br/1Ba - 1E10     800        $623    $0.78      90.9%
2Br/1Ba - 2A10     969        $676    $0.70      92.9%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

                                  RENT ANALYSIS

                                                                               COMPARABLE RENTS
                                                            -----------------------------------------------------
                                                              R-1        R-2         R-3         R-4        R-5
                                                            ------------------------------------------------------
                                                                     Chesapeake   Rosehill
                                                             Aspen     Estates     Pointe    Cedar Crest
                                                             Lodge   Apartments  Apartments  Apartments
                                                            ------------------------------------------------------
                                          SUBJECT  SUBJECT                    COMPARISON TO SUBJECT
                           SUBJECT UNIT   ACTUAL   ASKING   ------------------------------------------------------
      DESCRIPTION              TYPE        RENT     RENT    Similar   Superior     Similar     Superior   Superior
      -----------              ----        ----     ----    -------   --------     -------     --------   --------
Monthly Rent              1BR/1BA - 1A10  $   592  $   501  $   659  $      575
Unit Area (SF)                                720      720      720         644
Monthly Rent Per Sq. Ft.                  $  0.82  $  0.70  $  0.92  $     0.89

Monthly Rent              1BR/1BA - 1B10  $   561  $   541                       $      575
Unit Area (SF)                                740      740                              720
Monthly Rent Per Sq. Ft.                  $  0.76  $  0.73                       $     0.80

Monthly Rent              1BR/1BA - 1C10  $   606  $   571                                   $       559
Unit Area (SF)                                760      760                                           720
Monthly Rent Per Sq. Ft.                  $  0.80  $  0.75                                   $      0.78

Monthly Rent              1BR/1BA - 1D10  $   582  $   671                       $      590  $       559
Unit Area (SF)                                792      792                              794          794
Monthly Rent Per Sq. Ft.                  $  0.73  $  0.85                       $     0.74  $      0.70

Monthly Rent              1BR/1BA - 1E10  $   623           $   720
Unit Area (SF)                                800      800      800
Monthly Rent Per Sq. Ft.                  $  0.78           $  0.90

Monthly Rent              2BR/1BA - 2A10  $   676           $   765  $      710  $      640  $       709
Unit Area (SF)                                969      969      969         906         904          904
Monthly Rent Per Sq. Ft.                  $  0.70           $  0.79  $     0.78  $     0.71  $      0.78

Monthly Rent              2BR/2BA - 2A20  $   768           $   840
Unit Area (SF)                              1,062    1,062    1,062
Monthly Rent Per Sq. Ft.                  $  0.72           $  0.79

Monthly Rent              3BR/2BA - 3A20  $   902           $   980  $      850  $      842  $       837
Unit Area (SF)                              1,236    1,236    1,236       1,185       1,263        1,263
Monthly Rent Per Sq. Ft.                  $  0.73           $  0.79  $     0.72  $     0.67  $      0.66

      DESCRIPTION           MIN      MAX    MEDIAN   AVERAGE
      -----------           ---      ---    ------   -------
Monthly Rent              $   575  $   659  $   617  $   617
Unit Area (SF)                644      720      682      682
Monthly Rent Per Sq. Ft.  $  0.89  $  0.92  $  0.90  $  0.90

Monthly Rent              $   575  $   575  $   575  $   575
Unit Area (SF)                720      720      720      720
Monthly Rent Per Sq. Ft.  $  0.80  $  0.80  $  0.80  $  0.80

Monthly Rent              $   559  $   559  $   559  $   559
Unit Area (SF)                720      720      720      720
Monthly Rent Per Sq. Ft.  $  0.78  $  0.78  $  0.78  $  0.78

Monthly Rent              $   559  $   590  $   575  $   575
Unit Area (SF)                794      794      794      794
Monthly Rent Per Sq. Ft.  $  0.70  $  0.74  $  0.72  $  0.72

Monthly Rent              $   720  $   720  $   720  $   720
Unit Area (SF)                800      800      800      800
Monthly Rent Per Sq. Ft.  $  0.90  $  0.90  $  0.90  $  0.90

Monthly Rent              $   640  $   765  $   710  $   706
Unit Area (SF)                904      969      905      921
Monthly Rent Per Sq. Ft.  $  0.71  $  0.79  $  0.78  $  0.77

Monthly Rent              $   840  $   840  $   840  $   840
Unit Area (SF)              1,062    1,062    1,062    1,062
Monthly Rent Per Sq. Ft.  $  0.79  $  0.79  $  0.79  $  0.79

Monthly Rent              $   837  $   980  $   846  $   877
Unit Area (SF)              1,185    1,263    1,250    1,237
Monthly Rent Per Sq. Ft.  $  0.66  $  0.79  $  0.69  $  0.71

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                               Market Rent
                                 Unit Area  -----------------    Monthly    Annual
  Unit Type     Number of Units  (Sq. Ft.)  Per Unit   Per SF    Income     Income
  ---------     ---------------  ---------  --------   ------    ------     ------
1Br/1Ba - 1A10        42            720      $  590    $ 0.82   $ 24,780  $  297,360
1Br/1Ba - 1B10        20            740      $  560    $ 0.76   $ 11,200  $  134,400
1Br/1Ba - 1C10        94            760      $  600    $ 0.79   $ 56,400  $  676,800
1Br/1Ba - 1D10         6            792      $  600    $ 0.76   $  3,600  $   43,200
1Br/1Ba - 1E10        22            800      $  699    $ 0.87   $ 15,378  $  184,536
2Br/1Ba - 2A10        70            969      $  700    $ 0.72   $ 49,000  $  588,000
                                                       Total    $233,358  $2,800,296

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

SUMMARY OF HISTORICAL INCOME & EXPENSES

                             FISCAL YEAR 2000      FISCAL YEAR 2001      FISCAL YEAR 2002      FISCAL YEAR 2003
                           --------------------------------------------------------------------------------------
                                   ACTUAL                ACTUAL                ACTUAL         MANAGEMENT BUDGET
                           --------------------------------------------------------------------------------------
       DESCRIPTION           TOTAL     PER UNIT     TOTAL    PER UNIT    TOTAL     PER UNIT    TOTAL     PER UNIT
-----------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income            $3,001,874  $  8,577  $3,021,007  $  8,631  $2,931,256  $  8,375  $2,906,112  $  8,303
  Vacancy                  $  166,532  $    476  $  189,408  $    541  $  130,214  $    372  $  158,300  $    452
  Credit Loss/Concessions  $   65,120  $    186  $  126,233  $    361  $  126,179  $    361  $  105,000  $    300
                           --------------------------------------------------------------------------------------
    Subtotal               $  231,652  $    662  $  315,641  $    902  $  256,393  $    733  $  263,300  $    752
  Laundry Income           $    1,104  $      3  $    1,601  $      5  $    2,692  $      8  $   27,708  $     79
  Garage Revenue           $        0  $      0  $        0  $      0  $        0  $      0  $        0  $      0
  Other Misc. Revenue      $  167,567  $    479  $  210,754  $    602  $  282,034  $    806  $  236,900  $    677
                           --------------------------------------------------------------------------------------
    Subtotal Other Income  $  168,671  $    482  $  212,355  $    607  $  284,726  $    814  $  264,608  $    756
                           --------------------------------------------------------------------------------------
Effective Gross Income     $2,938,893  $  8,397  $2,917,721  $  8,336  $2,959,589  $  8,456  $2,907,420  $  8,307

Operating Expenses
  Taxes                    $  177,948  $    508  $  173,373  $    495  $  255,331  $    730  $  196,620  $    562
  Insurance                $    5,798  $     17  $   55,089  $    157  $   62,407  $    178  $   68,780  $    197
  Utilities                $  151,305  $    432  $  151,052  $    432  $  162,420  $    464  $  106,500  $    304
  Repair & Maintenance     $   32,444  $     93  $   74,255  $    212  $   62,580  $    179  $   73,464  $    210
  Cleaning                 $    4,702  $     13  $    3,029  $      9  $    3,317  $      9  $        0  $      0
  Landscaping              $   56,129  $    160  $   45,486  $    130  $   41,775  $    119  $   43,200  $    123
  Security                 $        0  $      0  $        0  $      0  $        0  $      0  $        0  $      0
  Marketing & Leasing      $  134,789  $    385  $   89,147  $    255  $   85,229  $    244  $   77,900  $    223
  General Administrative   $  301,002  $    860  $  369,008  $  1,054  $  349,563  $    999  $  319,704  $    913
  Management               $  150,132  $    429  $  152,027  $    434  $  146,435  $    418  $  153,000  $    437
  Miscellaneous            $  101,846  $    291  $  110,777  $    317  $  120,124  $    343  $  103,360  $    295
                           --------------------------------------------------------------------------------------
Total Operating Expenses   $1,116,095  $  3,189  $1,223,243  $  3,495  $1,289,181  $  3,683  $1,142,528  $  3,264
  Reserves                 $        0  $      0  $        0  $      0  $        0  $      0  $        0  $      0
                           --------------------------------------------------------------------------------------
  Net Income               $1,822,798  $  5,208  $1,694,478  $  4,841  $1,670,408  $  4,773  $1,764,892  $  5,043
                             ANNUALIZED 2003
                           --------------------
                                PROJECTION              AAA PROJECTION
                           ----------------------------------------------------
       DESCRIPTION           TOTAL     PER UNIT    TOTAL     PER UNIT     %
--------------------------------------------------------------------------------
Revenues
  Rental Income            $2,822,420  $  8,064  $2,800,296  $  8,001    100.0%
  Vacancy                  $  130,968  $    374  $  140,015  $    400      5.0%
  Credit Loss/Concessions  $   92,192  $    263  $   98,010  $    280      3.5%
                           ----------------------------------------------------
    Subtotal               $  223,160  $    638  $  238,025  $    680      8.5%
  Laundry Income           $    8,348  $     24  $   14,000  $     40      0.5%
  Garage Revenue           $        0  $      0  $        0  $      0      0.0%
  Other Misc. Revenue      $  217,860  $    622  $  210,000  $    600      7.5%
                           ----------------------------------------------------
    Subtotal Other Income  $  226,208  $    646  $  224,000  $    640      8.0%
                           ----------------------------------------------------
Effective Gross Income     $2,825,468  $  8,073  $2,786,271  $  7,961    100.0%

Operating Expenses
  Taxes                    $  197,312  $    564  $  201,250  $    575      7.2%
  Insurance                $   65,776  $    188  $   66,500  $    190      2.4%
  Utilities                $  169,096  $    483  $  168,000  $    480      6.0%
  Repair & Maintenance     $   56,948  $    163  $   63,000  $    180      2.3%
  Cleaning                 $    6,636  $     19  $    7,000  $     20      0.3%
  Landscaping              $    5,920  $     17  $   45,500  $    130      1.6%
  Security                 $        0  $      0  $        0  $      0      0.0%
  Marketing & Leasing      $   64,948  $    186  $   78,750  $    225      2.8%
  General Administrative   $  369,436  $  1,056  $  350,000  $  1,000     12.6%
  Management               $  143,304  $    409  $  139,314  $    398      5.0%
  Miscellaneous            $   98,696  $    282  $   87,500  $    250      3.1%
                           ----------------------------------------------------
Total Operating Expenses   $1,178,072  $  3,366  $1,206,814  $  3,448     43.3%
  Reserves                 $        0  $      0  $   87,500  $    250      7.3%
                           ----------------------------------------------------
  Net Income               $1,647,396  $  4,707  $1,491,957  $  4,263     53.5%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 8.5% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are some major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an additional $75,000 has been deducted.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

            KORPACZ NATIONAL INVESTOR SURVEY
                   1ST QUARTER 2003
              NATIONAL APARTMENT MARKET
---------------------------------------------
                 CAPITALIZATION RATES
          -------------------------------------------
               GOING-IN          TERMINAL
          -------------------------------------------
          LOW           HIGH     LOW           HIGH
          -------------------------------------------
RANGE     6.00%         10.00%   7.00%         10.00%
AVERAGE          8.14%                  8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

               SUMMARY OF OVERALL
              CAPITALIZATION RATES
------------------------------------------------
COMP. NO.  SALE DATE  OCCUP.  PRICE/UNIT    OAR
------------------------------------------------
   I-1       Aug-02    91%     $51,121     8.22%
   I-2       Jul-02    89%     $51,736     7.69%
   I-3       Jul-02    90%     $54,886     8.15%
   I-4       May-01    97%     $69,324     9.08%
   I-5       Jan-01    94%     $67,747    10.48%
                                    High  10.48%
                                     Low   7.69%
                                 Average   8.72%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 10.00%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.00% indicates a value of $16,500,000. In this instance, the reversion figure contributes approximately 39% of the total value. Investors surveyed for this assignment indicated they

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

DISCOUNTED CASH FLOW ANALYSIS

                                                   FOUR WINDS APARTMENTS
               YEAR                    APR-2004     APR-2005     APR-2006     APR-2007     APR-2008     APR-2009     APR-2010
            FISCAL YEAR                   1            2              3          4            5            6            7
REVENUE
  Base Rent                           $2,800,296   $2,856,302   $2,913,428   $2,971,697   $3,031,130   $3,106,909   $3,184,581
  Vacancy                             $  140,015   $  142,815   $  145,671   $  148,585   $  151,557   $  155,345   $  159,229
  Credit Loss                         $   98,010   $   99,971   $  101,970   $  104,009   $  106,090   $  108,742   $  111,460
  Concessions                         $        0   $        0   $        0   $        0   $        0   $        0   $        0
                                      ----------------------------------------------------------------------------------------
    Subtotal                          $  238,025   $  242,786   $  247,641   $  252,594   $  257,646   $  264,087   $  270,689
  Laundry Income                      $   14,000   $   14,280   $   14,566   $   14,857   $   15,154   $   15,533   $   15,921
  Garage Revenue                      $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Other Misc. Revenue                 $  210,000   $  214,200   $  218,484   $  222,854   $  227,311   $  232,994   $  238,818
                                      ----------------------------------------------------------------------------------------
    Subtotal Other Income             $  224,000   $  228,480   $  233,050   $  237,711   $  242,465   $  248,526   $  254,740
                                      ----------------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                $2,786,271   $2,841,996   $2,898,836   $2,956,813   $3,015,949   $3,091,348   $3,168,632

OPERATING EXPENSES:
  Taxes                               $  201,250   $  205,275   $  209,381   $  213,568   $  217,839   $  223,285   $  228,868
  Insurance                           $   66,500   $   67,830   $   69,187   $   70,570   $   71,982   $   73,781   $   75,626
  Utilities                           $  168,000   $  171,360   $  174,787   $  178,283   $  181,849   $  186,395   $  191,055
  Repair & Maintenance                $   63,000   $   64,260   $   65,545   $   66,856   $   68,193   $   69,898   $   71,646
  Cleaning                            $    7,000   $    7,140   $    7,283   $    7,428   $    7,577   $    7,766   $    7,961
  Landscaping                         $   45,500   $   46,410   $   47,338   $   48,285   $   49,251   $   50,482   $   51,744
  Security                            $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Marketing & Leasing                 $   78,750   $   80,325   $   81,932   $   83,570   $   85,242   $   87,373   $   89,557
  General Administrative              $  350,000   $  357,000   $  364,140   $  371,423   $  378,851   $  388,323   $  398,031
  Management                          $  139,314   $  142,100   $  144,942   $  147,841   $  150,797   $  154,567   $  158,432
  Miscellaneous                       $   87,500   $   89,250   $   91,035   $   92,856   $   94,713   $   97,081   $   99,508
                                      ----------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES              $1,206,814   $1,230,950   $1,255,569   $1,280,680   $1,306,294   $1,338,951   $1,372,425
  Reserves                            $   87,500   $   89,250   $   91,035   $   92,856   $   94,713   $   97,081   $   99,508
                                      ----------------------------------------------------------------------------------------
NET OPERATING INCOME                  $1,491,957   $1,521,796   $1,552,232   $1,583,277   $1,614,943   $1,655,316   $1,696,699
                                      ========================================================================================
  Operating Expense Ratio (% of EGI)        43.3%        43.3%        43.3%        43.3%        43.3%        43.3%        43.3%
  Operating Expense Per Unit          $    3,448   $    3,517   $    3,587   $    3,659   $    3,732   $    3,826   $    3,921
                                      ========================================================================================
                                  FOUR WINDS APARTMENTS
               YEAR                    APR-2011     APR-2012     APR-2013     APR-2014
            FISCAL YEAR                   8            9            10           11
REVENUE
  Base Rent                           $3,264,196   $3,345,801   $3,429,446   $3,515,182
  Vacancy                             $  163,210   $  167,290   $  171,472   $  175,759
  Credit Loss                         $  114,247   $  117,103   $  120,031   $  123,031
  Concessions                         $        0   $        0   $        0   $        0
                                      -------------------------------------------------
    Subtotal                          $  277,457   $  284,393   $  291,503   $  298,790
  Laundry Income                      $   16,319   $   16,727   $   17,145   $   17,574
  Garage Revenue                      $        0   $        0   $        0   $        0
  Other Misc. Revenue                 $  244,789   $  250,909   $  257,181   $  263,611
                                      -------------------------------------------------
    Subtotal Other Income             $  261,108   $  267,636   $  274,327   $  281,185
                                      -------------------------------------------------
EFFECTIVE GROSS INCOME                $3,247,847   $3,329,044   $3,412,270   $3,497,576
OPERATING EXPENSES:
  Taxes                               $  234,589   $  240,454   $  246,465   $  252,627
  Insurance                           $   77,516   $   79,454   $   81,441   $   83,477
  Utilities                           $  195,831   $  200,727   $  205,745   $  210,889
  Repair & Maintenance                $   73,437   $   75,273   $   77,154   $   79,083
  Cleaning                            $    8,160   $    8,364   $    8,573   $    8,787
  Landscaping                         $   53,038   $   54,364   $   55,723   $   57,116
  Security                            $        0   $        0   $        0   $        0
  Marketing & Leasing                 $   91,796   $   94,091   $   96,443   $   98,854
  General Administrative              $  407,981   $  418,181   $  428,635   $  439,351
  Management                          $  162,392   $  166,452   $  170,613   $  174,879
  Miscellaneous                       $  101,995   $  104,545   $  107,159   $  109,838
                                      -------------------------------------------------
TOTAL OPERATING EXPENSES              $1,406,736   $1,441,904   $1,477,952   $1,514,900
  Reserves                            $  101,995   $  104,545   $  107,159   $  109,838
                                      -------------------------------------------------
NET OPERATING INCOME                  $1,739,117   $1,782,594   $1,827,159   $1,872,838
                                      =================================================
  Operating Expense Ratio (% of EGI)        43.3%        43.3%        43.3%        43.3%
  Operating Expense Per Unit          $    4,019   $    4,120   $    4,223   $    4,328
                                      =================================================

                              "DCF" VALUE ANALYSIS


Estimated Stabilized NOI  $1,491,957   Sales Expense Rate     2.00%
Months to Stabilized               0   Discount Rate         11.00%
Stabilized Occupancy            95.0%  Terminal Cap Rate     10.00%

Gross Residual Sale Price  $18,728,383  Deferred Maintenance          -$75,000
 Less: Sales Expense       $   374,568  Add: Excess Land           $         0
                           -----------  Other Adjustments          $         0
Net Residual Sale Price    $18,353,815                             -----------
PV of Reversion            $ 6,463,929  Value Indicated By "DCF"   $16,495,936
Add: NPV of NOI            $10,107,008                  Rounded    $16,500,000
                           -----------
PV Total                   $16,570,936

                               "DCF" VALUE SENSITIVITY TABLE
------------------------------------------------------------------------------------------
       TOTAL VALUE                               DISCOUNT RATE
------------------------------------------------------------------------------------------
                              10.50%       10.75%       11.00%       11.25%       11.50%
                    9.50%  $17,466,180  $17,185,615  $16,911,143  $16,642,612  $16,379,873
                    9.75%  $17,283,657  $17,007,171  $16,736,678  $16,472,028  $16,213,075
TERMINAL CAP RATE  10.00%  $17,110,262  $16,837,650  $16,570,936  $16,309,974  $16,054,618
                   10.25%  $16,945,324  $16,676,398  $16,413,280  $16,155,824  $15,903,890
                   10.50%  $16,788,240  $16,522,824  $16,263,130  $16,009,015  $15,760,339

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Concessions have historically not been utilized at the subject property or in the subject's market. Therefore, no adjustment was included for concessions.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

                                  FOUR WINDS APARTMENTS
                                                TOTAL      PER SQ. FT.  PER UNIT  %OF EGI
REVENUE
  Base Rent                                   $ 2,800,296     $ 8.97     $ 8,001
  Less: Vacancy & Collection Loss     8.50%   $   238,025     $ 0.76     $   680
  Plus: Other Income
    Laundry Income                            $    14,000     $ 0.04     $    40    0.50%
    Garage Revenue                            $         0     $ 0.00     $     0    0.00%
    Other Misc. Revenue                       $   210,000     $ 0.67     $   600    7.54%
                                              ------------------------------------------
      Subtotal Other Income                   $   224,000     $ 0.72     $   640    8.04%
EFFECTIVE GROSS INCOME                        $ 2,786,271     $ 8.93     $ 7,961
OPERATING EXPENSES:
  Taxes                                       $   201,250     $ 0.64     $   575    7.22%
  Insurance                                   $    66,500     $ 0.21     $   190    2.39%
  Utilities                                   $   168,000     $ 0.54     $   480    6.03%
  Repair & Maintenance                        $    63,000     $ 0.20     $   180    2.26%
  Cleaning                                    $     7,000     $ 0.02     $    20    0.25%
  Landscaping                                 $    45,500     $ 0.15     $   130    1.63%
  Security                                    $         0     $ 0.00     $     0    0.00%
  Marketing & Leasing                         $    78,750     $ 0.25     $   225    2.83%
  General Administrative                      $   350,000     $ 1.12     $ 1,000   12.56%
  Management                          5.00%   $   139,314     $ 0.45     $   398    5.00%
  Miscellaneous                               $    87,500     $ 0.28     $   250    3.14%
TOTAL OPERATING EXPENSES                      $ 1,206,814     $ 3.87     $ 3,448   43.31%
  Reserves                                    $    87,500     $ 0.28     $   250    3.14%
                                              ------------------------------------------
NET OPERATING INCOME                          $ 1,491,957     $ 4.78     $ 4,263   53.55%
                                              ==========================================
  "GOING IN" CAPITALIZATION RATE                     9.00%
  VALUE INDICATION                            $16,577,303     $53.12     $47,364
  DEFERRED MAINTENANCE                       ($    75,000)
  LESS: LEASE-UP COST
  {OTHER VALUE ADJUSTMENTS}
  "AS IS" VALUE INDICATION
    (DIRECT CAPITALIZATION APPROACH)          $16,502,303
           ROUNDED                            $16,500,000     $52.87     $47,143

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 37
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

   DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE
---------------------------------------------------
CAP RATE     VALUE       ROUNDED     $/UNIT   $/SF
---------------------------------------------------
 8.25%    $18,009,331  $18,000,000  $51,429  $57.67
 8.50%    $17,477,439  $17,500,000  $50,000  $56.07
 8.75%    $16,975,941  $17,000,000  $48,571  $54.47
 9.00%    $16,502,303  $16,500,000  $47,143  $52.87
 9.25%    $16,054,268  $16,100,000  $46,000  $51.59
 9.50%    $15,629,814  $15,600,000  $44,571  $49.98
 9.75%    $15,227,126  $15,200,000  $43,429  $48.70

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $16,500,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

              Discounted Cash Flow Analysis       $16,500,000
              Direct Capitalization Method        $16,500,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $16,500,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 38
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

        Cost Approach               Not Utilized
        Sales Comparison Approach   $16,600,000
        Income Approach             $16,500,000
        Reconciled Value            $16,500,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 8, 2003 the market value of the fee simple estate in the property is:

                                   $16,500,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

                                    ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

                                    EXHIBIT A
                              SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

                               SUBJECT PHOTOGRAPHS

                 [PICTURE]

ENTRANCE TO SUBJECT AND VIEW OF 81ST STREET

                 [PICTURE]

EXTERIOR - TYPICAL THREE-STORY BUILDING

                 [PICTURE]

TYPICAL TWO-STORY BUILDING

                 [PICTURE]

POOL

                 [PICTURE]

VIEW OF TENNIS COURTS

                 [PICTURE]

VIEW OF OFFICE/CLUBHOUSE

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

                               SUBJECT PHOTOGRAPHS

            [PICTURE]

INTERIOR VIEW - MODEL

            [PICTURE]

INTERIOR VIEW -MODEL

            [PICTURE]

INTERIOR - VACANT APARTMENT UNIT

            [PICTURE]

INTERIOR -VACANT  APARTMENT UNIT

            [PICTURE]

CLUBHOUSE INTERIOR VIEW

            [PICTURE]

VIEW OF TYPICAL CARPORT

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

    COMPARABLE I-1         COMPARABLE I-2      COMPARABLE I-3
     NIEMAN SQUARE        CASA DE FUENTES        ASPEN LODGE
11115 West 64th Terrace    11700 Stearns       8100 Perry Road
     Shawnee, KS         Overland Park, KS    Overland Park, KS

      [PICTURE]              [PICTURE]            [PICTURE]

     COMPARABLE I-4                      COMPARABLE I-5
CORINTH PLACE APARTMENTS  CONCORDE BRIDGE TOWNHOMES (NOW SHERIDAN BRIDGE)
   3815 Somerset Drive                  8403 Carter Street
   Prairie Village, KS                  Overland Park, KS

       [PICTURE]                            [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                    COMPARABLE
    DESCRIPTION                           SUBJECT                                     R - 1
    -----------                           -------                                     -----
 Property Name            Four Winds Apartments                     Aspen Lodge
 Management Company       AIMCO                                     LEDIC Management Group
LOCATION:
 Address                  8000 Perry Road                           8100 Perry Road
 City, State              Overland Park, Kansas                     Overland Park, KS
 County                   Johnson                                   Johnson
 Proximity to Subject                                               Across street from subject
PHYSICAL CHARATERISTICS:
 Net Rentable Area (SF)   312,094                                   277,054
 Year Built               1986                                      1987
 Effective Age            17                                        16
 Building Structure Type  Viny1 siding, flat roofs                  Wood siding, pitched composition shingle
                                                                    roofs
 Parking Type (Gr., Cov.,
  etc.)                   Open, carports                            Open, carports
 Number of Units          350                                       307
 Unit Mix:                        Type        Unit Qty. Mo.Rent             Type        Unit Qty.  Mo.
                                  ----        ---- ---- -------             ----        ---- ----  ---
                           1 1Br/1Ba - 1A10    720  42  $   592      1 1Br/1Ba           720  NA  $ 659
                           2 1Br/1Ba - 1B10    740  20  $   561      5 1Br/1Ba           800  NA  $ 720
                           3 1Br/1Ba - 1C10    760  94  $   606      6 2Br/1Ba           969  NA  $ 765
                           4 1Br/1Ba - 1D10    792   6  $   582      7 2Br/2Ba         1,062  NA  $ 840
                           5 1Br/1Ba - 1E10    800  22  $   623      8 3Br/2Ba         1,236  NA  $ 980
                           6 2Br/1Ba - 2A10    969  70  $   676
                           7 2Br/2Ba - 2A20  1,062  76  $   768
                           8 3Br/2Ba - 3A20  1,236  20  $   902

 Average Unit Size (SF)   892                                       902
 Unit Breakdown:              Efficiency 0%   2-Bedroom      39%       Efficiency  0%  2-Bedroom   NA
                              1-Bedroom 61%   3-Bedroom       0%       1-Bedroom   NA  3-Bedroom   NA
CONDITION:                Average                                   Average
APPEAL:                   Average                                   Average
AMENITIES:
 Unit Amenities            X Attach. Garage        Vaulted Ceiling     Attach. Garage    X   Vaulted Ceiling
                           X Balcony           X   W/D Connect.      X Balcony           X   W/D Connect.
                           X Fireplace                               X Fireplace
                           X Cable TV Ready                          X Cable TV Ready
 Project Amenities         X Swimming Pool                           X Swimming Pool
                           X Spa/Jacuzzi           Car Wash          X Spa/Jacuzzi           Car Wash
                           X Basketball Court      BBQ Equipment       Basketball Court      BBQ Equipment
                             Volleyball Court      Theater Room        Volleyball Court      Theater Room
                             Sand Volley Ball  X   Meeting Hall        Sand Volley Ball  X   Meeting Hall
                           X Tennis Court          Secured Parking   X Tennis Court          Secured Parking
                             Racquet Ball      X   Laundry Room        Racquet Ball      X   Laundry Room
                             Jogging Track     X   Business Office     Jogging Track     X   Business Office
                           X Gym Room                                X Gym Room

OCCUPANCY:                92%                                       99%
LEASING DATA:
 Available Leasing Terms  6 to 12 Months                            12 months
 Concessions                                                        1/2 Month free rent on one-bedrooms
 Pet Deposit              $300                                      $300
 Utilities Paid by
  Tenant:                  X Electric              Natural Gas       X Electric              Natural Gas
                           X Water                 Trash             X Water                 Trash
 Confirmation             May __, 2003; Roxane Tevis (Property      May 28, 2003; (Leasing Agent)
                          Manager)
 Telephone Number         (913)648-4339                             (877)895-7785
NOTES:
 COMPARISON TO SUBJECT:                                             Similar

                                          COMPARABLE                                COMPARABLE
    DESCRIPTION                             R - 2                                      R - 3
    -----------                             -----                                      -----
 Property Name            Chesapeake Estates Apartments             Rosehill Pointe Apartments
 Management Company       Price Management Company                  Equity Apartments
LOCATION:
 Address                  9250 Lichtenauer Drive                    12701 West 88th Street
 City, State              Lenexa, KS                                Lenexa, KS
 County                   Johnson County                            Johnson County
 Proximity to Subject     5 miles SW of the subject                 2.5 miles SW of the subject
PHYSICAL CHARATERISTICS:
 Net Rentable Area (SF)   493,430                                   393,776
 Year Built               1987                                      1987
 Effective Age            16                                        16
 Building Structure Type  Brick, siding, pitched composition        Wood siding, pitched composition shingle
                          shingle roofs                             roof
 Parking Type (Gr., Cov.,
  etc.)                   Open, carports                            Open, carports
 Number of Units          568                                       500
 Unit Mix:                        Type       Unit  Qty.    Mo.               Type      Unit  Qty.   Mo.
                                  ----       ----  ----    ---               ----      ----  ----   ---
                           1 1Br/1Ba          610   NA   $  565      2 1Br/1Ba           720  NA  $  575
                           1 1Br/1Ba          678   NA   $  585      4 1Br/1Ba           794  NA  $  590
                           6 2Br/2Ba          906   NA   $  710      6 2Br/1Ba           904  NA  $  640
                           8 2Br/2Ba         1,185  NA   $  850      8 2Br/2Ba         1,263  NA  $  754
                                                                     8 2Br/2Ba         1,263  NA  $  929

 Average Unit Size (SF)   869                                       788
 Unit Breakdown:             Efficiency  0%  2-Bedroom     0%          Efficiency  0%  2-Bedroom     0%
                             1-Bedroom   0%  3-Bedroom     0%          1-Bedroom   0%  3-Bedroom     0%
CONDITION:                Good                                      Average
APPEAL:                   Good                                      Average
AMENITIES:
 Unit Amenities              Attach. Garage    X   Vaulted Ceiling     Attach. Garage        Vaulted Ceiling
                           X Balcony           X   W/D Connect.      X Balcony           X   W/D Connect.
                           X Fireplace                               X Fireplace
                           X Cable TV Ready                          X Cable TV Ready
 Project Amenities         X Swimming Pool                           X Swimming Pool
                           X Spa/Jacuzzi           Car Wash          X Spa/Jacuzzi       X   Car Wash
                             Basketball Court  X   BBQ Equipment     X Basketball Court      BBQ Equipment
                             Volleyball Court      Theater Room        Volleyball Court      Theater Room
                           X Sand Volley Ball  X   Meeting Hall        Sand Volley Ball  X   Meeting Hall
                           X Tennis Court          Secured Parking   X Tennis Court      X   Secured Parking
                           X Racquet Ball      X   Laundry Room        Racquet Ball      X   Laundry Room
                             Jogging Track     X   Business Office     Jogging Track     X   Business Office
                           X Gym Room                                X Gym Room

OCCUPANCY:                91%                                       95%
LEASING DATA:
 Available Leasing Terms  6 or 12 months                            6 to 12 months
 Concessions              Discounts on selected units               None
 Pet Deposit              $150                                      $300
 Utilities Paid by
  Tenant:                  X Electric              Natural Gas       X Electric              Natural Gas
                           X Water                 Trash             X Water                 Trash
 Confirmation             May 28, 2003; (Leasing Agent)             May 28, 2003; (Leasing Agent)
 Telephone Number         (913)888-1505                             (877)566-3702
NOTES:
 COMPARISON TO SUBJECT:   Superior                                  Similar

                                          COMPARABLE                             COMPARABLE
    DESCRIPTION                             R - 4                                   R - 5
    -----------                             -----                                   -----
 Property Name            Cedar Crest Apartments
 Management Company       Equity Apartments
LOCATION:
 Address                  6500 West 91st Street
 City, State              Overland Park, KS
 County                   Johnson County
 Proximity to Subject     3.5 miles SE of the subject
PHYSICAL CHARATERISTICS:
 Net Rentable Area (SF)   NA
 Year Built               1987
 Effective Age            16
 Building Structure Type  Wood siding, composition shingle roofs
 Parking Type (Gr., Cov.,
  etc.)                   Open, carports
 Number of Units          466
 Unit Mix:                      Type          Unit Qty.    Mo.               Type       Unit Qty.    Mo.
                                ----          ---- ----    ---               ----       ---- ----    ---
                           3 1Br/1Ba           720      $  559
                           4 1Br/1Ba           794      $  559
                           6 2Br/1Ba           904      $  709
                           8 2Br/2Ba         1,263      $  785
                           8 2Br/2Ba         1,263      $  889

 Average Unit Size (SF)   NA
 Unit Breakdown:             Efficiency  0%  2-Bedroom     0%          Efficiency  0%  2-Bedroom     0%
                             1-Bedroom   0%  3-Bedroom     0%          1-Bedroom   0%  3-Bedroom     0%
CONDITION:                Average                                   Average
APPEAL:                   Average                                   Average
AMENITIES:
 Unit Amenities              Attach. Garage        Vaulted Ceiling     Attach. Garage        Vaulted Ceiling
                           X Balcony           X   W/D Connect.        Balcony               W/D Connect.
                           X Fireplace                                 Fireplace
                           X Cable TV Ready                            Cable TV Ready
 Project Amenities         X Swimming Pool                             Swimming Pool
                           X Spa/Jacuzzi           Car Wash            Spa/Jacuzzi           Car Wash
                           X Basketball Court  X   BBQ Equipment       Basketball Court      BBQ Equipment
                             Volleyball Court      Theater Room        Volleyball Court      Theater Room
                             Sand Volley Ball  X   Meeting Hall        Sand Volley Ball      Meeting Hall
                           X Tennis Court      X   Secured Parking     Tennis Court          Secured Parking
                             Racquet Ball      X   Laundry Room        Racquet Ball          Laundry Room
                             Jogging Track     X   Business Office     Jogging Track         Business Office
                           X Gym Room                                  Gym Room

OCCUPANCY:                90%
LEASING DATA:
 Available Leasing Terms  6 to 12 Months
 Concessions              None
 Pet Deposit              $700
 Utilities Paid by
  Tenant:                  X Electric              Natural Gas         Electric              Natural Gas
                           X Water                 Trash               Water                 Trash
 Confirmation             May 27, 2003; (Leasing Agent)
 Telephone Number         (504)394-6161
NOTES:
 COMPARISON TO SUBJECT:   Superior                                  Superior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

 COMPARABLE R-1           COMPARABLE R-2               COMPARABLE R-3
   ASPEN LODGE     CHESAPEAKE ESTATES APARTMENTS  ROSEHILL POINTE APARTMENTS
 8100 Perry Road       9250 Lichtenauer Drive       12701 West 88th Street
Overland Park, KS            Lenexa, KS                   Lenexa, KS
[PICTURE OF LODGE]       [PICTURE OF LODGE]           [PICTURE OF LODGE]

    COMPARABLE R-4          COMPARABLE R-5
CEDAR CREST APARTMENTS
 6500 West 91st Street
   Overland Park, KS

  [PICTURE OF LODGE]             N/A

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

                                    EXHIBIT C
                      ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the Appraisal Institute or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Kim Cook provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                                 -s- Frank Fehribach
                                                 Frank Fehribach, MAI
                                         Managing Principal, Real Estate Group
                                       Texas State Certified General Real Estate
                                                Appraiser #TX-1323954-G
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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

                                    EXHIBIT E
                          QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

                                 FRANK A. FEHRIBACH, MAI

                          MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").
EXPERIENCE

  Valuation      Mr. Fehribach has experience in valuations for resort hotels;
                 Class A office buildings; Class A multifamily complexes;
                 industrial buildings and distribution warehousing; multitract mixed-use vacant land; regional malls; residential subdivision development; and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                 Mr. Fehribach also has been involved in overseeing appraisal and consulting assignments in Mexico and South America.

  Business Mr. Fehribach joined AAA as an engagement director in 1998. He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

EDUCATION        University of Texas - Arlington

                  Master of Science - Real Estate
                 University of Dallas
                  Master of Business Administration - Industrial Management Bachelor of Arts - Economics

STATE            State of Arizona
CERTIFICATIONS    Certified General Real Estate Appraiser, #30828
                 State of Arkansas
                  State Certified General Appraiser, #CG1387N
                 State of Colorado
                  Certified General Appraiser, #CG40000445
                 State of Georgia
                  Certified General Real Property Appraiser, #218487
                 State of Michigan
                  Certified General Appraiser, #1201008081
                 State of Texas
                  Real Estate Salesman License, #407158 (Inactive)
                 State of Texas State
                  Certified General Real Estate Appraiser, #TX-1323954-G

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

PROFESSIONAL     Appraisal Institute, MAI Designated Member Candidate Member of
AFFILIATIONS     the CCIM Institute pursuing Certified Commercial Investment
                 Member (CCIM) designation

PUBLICATIONS     "An Analysis of the Determinants of Industrial Property
                 Valuation," Co-authored with Dr. Ronald C. Rutherford and Dr.
                 Mark Eakin, The Journal of Real Estate Research, Vol. 8, No. 3,
                 Summer 1993, p. 365.

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AMERICAN APPRAISAL ASSOCIATES, INC.
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

                           GENERAL SERVICE CONDITIONS

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AMERICAN APPRAISAL ASSOCIATES, INC.
FOUR WINDS APARTMENTS, OVERLAND PARK, KANSAS

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.